                                                                   EXHIBIT 10.17

                              EMPLOYMENT AGREEMENT


     This Agreement (this "Agreement"), is made as of May 1, 1992, by and between Transition Engineering, Inc., a Minnesota corporation (the "Company"), and Gary M. Doan, an individual resident of Hennepin County, Minnesota ("Executive").

     WHEREAS, Executive has been an employee of the Company since 1988; and

     WHEREAS, the Company wishes to employ Executive to continue to render services for the Company on the terms and conditions set forth in this Agreement, and Executive wishes to be retained and employed by the Company on such terms and conditions.

     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:

     1. Employment. The Company hereby employs Executive, and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

     2.    Term.  Unless terminated at an earlier date in accordance with
Section 9 of this Agreement, the term of Executive's employment hereunder shall commence on the date of this Agreement and continue until December 31, 1994. Thereafter, the term of this Agreement shall be automatically extended for successive one (l) year periods unless either party objects to such extension by written notice to the other party at least 60 days prior to the end of the initial term or any extension term.

     3.   Position and Duties.

          3.01 Service with Company. During the term of this Agreement, Executive agrees to perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time. Executive also agrees to serve, for any period for which he is elected, as an officer or director of the Company; provided, however, that Executive shall not be entitled to any additional compensation for serving as an officer or director.

          3.02 Performance of Duties. Executive agrees to serve the Company faithfully and to be the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during the term of this

Agreement. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

     4.    Compensation.

          4.01. Base Salary. As compensation in full for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base salary of $85,000 per year, which salary shall be paid on a bi-weekly (every two weeks) basis in accordance with the Company's normal payroll procedures and policies.

          4.02 Incentive Compensation. In addition to the base salary described in Section 4.01, Executive shall be eligible to participate in any incentive compensation plans that may be established by the Board of Directors of the Company from time to time.

          4.03 Annual Bonus. If, during each calendar year 1992, 1993 and 1994, (i) the Company achieves the financial targets set forth on Exhibit A hereto and (ii) Executive continues to be employed by the Company, pursuant to the terms of this Agreement, during the full calendar year in question, then Executive shall, for each year in which such targets are met, be entitled to receive a bonus based on the formula set forth on Exhibit A, but in no event shall such bonus for any given year exceed 40% of Executive's base salary for such year. The bonus shall be paid on March 15, in the year following the achievement of the targets. At least 60 days prior to the end of each calendar year beginning in 1994, the Company and Executive shall establish a financial target for such year and, if such target is met, Executive shall likewise receive a bonus based on a formula to be established by Executive and the Company. In the event of any disagreement regarding the calculation of the amount of the bonus for Executive, the determination of the Board of Directors of the Company shall control.

          4.04 Participation in Benefit Plans. Executive shall also be entitled to participate in all employee benefit plans or programs (including vacation time) of the Company to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate. The Company does not guarantee the adoption or continuance of any particular employee benefit plan or program during the term of this Agreement, and Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.





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          4.05   Expenses.  The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate receipts in accordance with the Company's normal policies for expense verification.

     5. Confidential Information. Except as permitted or directed by the Company's Board of Directors, during the term of this Agreement or at any time thereafter Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company that Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any affiliated companies prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and its predecessors, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive.

      6. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in such project, program or venture shall belong to the Company. Except as formally approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Executive as provided in this Agreement.





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     7.   Noncompetition Covenant.

          7.01 Agreement Not to Compete. Executive agrees that, during the term of his employment by the Company and for a period of (i) twelve months after termination of such employment, if such termination is effected pursuant to subparagraphs (ii), (iii) or (iv) of Section 9(b) hereof or (ii) six months after termination of such employment, if such termination is effected pursuant to Section 9(c) hereof, he shall not, directly or indirectly, engage in competition with the Company in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association, or otherwise) in any phase of the business which the Company is conducting during the term of this Agreement, including the design, development, manufacture or selling of devices or components related to the products or services being sold by the Company or solicit from the Company's customers any business that the Company is capable of performing during the term of this Agreement or at the time of Executive's termination. In the event of termination of Executive's employment pursuant to Section 2 hereof or pursuant to Section 9(b)(i) hereof, Executive's obligations pursuant to this
Section 7.01 shall terminate upon his termination of employment.

          7.02 Geographic Extent of Covenant. The obligations of Executive under Section 7.01 shall apply to any domestic or foreign city in which the Company
(a) has engaged in business during the term of this Agreement through production, promotional, sales or marketing activity, or otherwise, or
(b) has otherwise established its goodwill, business reputation, or any customer or supplier relations.

          7.03 Limitation on Covenant. Ownership by Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this
Section 7.

          7.04 Indirect Competition. Executive further agrees that, during the term of this Agreement, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7, if such activity were carried out by Executive, either directly or indirectly; and in particular Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

          7.05 Other Employees. Executive further agrees that, both during the term of this Agreement and for a period of twelve months following termination of





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his employment, he will not attempt to persuade officers or employees of the
Company to leave the employ of the Company.

     8.   Patent and Related Matters.

          8.01 Disclosure and Assignment. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the term of this agreement, or within six months thereafter, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of the Company (hereinafter referred to as "Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of said Developments are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive's right, title and interest in and to any and all of such Developments.

          8.02 Future Developments. As to any future Developments made by Executive which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this Agreement, or within six months thereafter, but which are claimed for any reason to belong to an entity or person other than the Company, Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within twenty (20) days thereafter, shall claim ownership of such Developments under the terms of this Agreement. If the Company makes such claim, Executive agrees that, insofar as the rights (if any) of Executive are involved, it will be settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association. The locale of the arbitration shall be Minneapolis, Minnesota. If the Company makes no such claim, Executive hereby acknowledges that the Company has made no promise to receive and hold in confidence any such information disclosed by Executive.

          8.03 Limitation on Sections 8.01 and 8.02. The provisions of Sections 8.01 and 8.02 shall not apply to any Development meeting the following conditions:

          (a) such Development was developed entirely on Executive's own time; and

          (b) such Development was made without the use of any Company equipment, supplies, facility or trade secret information; and





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          (c)    such Development does not relate (i) directly to the business of the Company, or (ii) to the Company's actual or demonstratably anticipated research or development; and

          (d) such Development does not result from any work performed by Executive for the Company.

          8.04 Assistance of Executive. Upon request and without further compensation therefor, but at no expense to Executive, and whether during the term of this Agreement or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all of such Developments, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

          8.05 Records. Executive will keep complete, accurate and authentic accounts, notes, data and records of all Developments in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

          8.06 Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government, and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it. Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

     9.   Termination.





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          9.01   Grounds for Termination.  This Agreement shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time during such initial term or any extension thereof:

                 (a)       Executive shall die.


                 (b) The Board of Directors of the Company shall determine that:

                            (i)    Executive has become disabled,

                           (ii) Executive has breached this Agreement in any material respect, which breach is not cured by Executive or is not capable of being cured by Executive within thirty (30) days after written notice of such breach is delivered to Executive,

                          (iii) Executive has engaged in willful and material misconduct, including willful and material failure to perform his duties as an officer or employee of the Company and including illegal or dishonest acts, or

                           (iv) Executive has breached his duty of loyalty to the Company.

                (c) Executive is otherwise terminated by the Company (the right to terminate Executive at any time, with or without cause, is expressly reserved by the Company and acknowledged by Executive, subject to the Company's obligations pursuant to Section 10.01 hereof, if applicable).

Notwithstanding any termination of this Agreement, Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Executive's employment.

          9.02 "Disability" Defined. The Board of Directors may determine that Executive has become disabled, for the purpose of this Agreement in the event that Executive shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement over a period of 90 days during any one year period. The existence or nonexistence of grounds for termination of this Agreement for any reason under Section 9.01(b)(i) will be determined in good faith





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by the Board of Directors after notice in writing given to Executive at least thirty (30) days prior to such determination. During such thirty (30) day period, Executive shall be permitted to make a presentation to the Board of Directors for its consideration.

          9.03 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, which in any of these cases are in his possession or under his control.

     10.  Severance.

          10.01 Severance Payments. In the event that the Company terminates Executive pursuant to paragraph (c) of Section 9 hereof (but not in the event that Executive terminates his employment or Executive's employment is terminated pursuant to Section 2 hereof or paragraphs (a) or (b) of Section 9 hereof), the Company shall pay to Executive his base salary, as then in effect, for a period of six months following the date of termination. Executive acknowledges and agrees that his sole right to receive compensation pursuant to this Agreement following any termination shall be limited to the severance payments described in this Section 10.01.

     11.  Miscellaneous.

          11.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota.

          11.02 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, with respect to Executive's employment with the Company and any rights to acquire an interest in the Company, specifically including that certain Transition Engineering, Inc. Employment Agreement, dated January 29, 1988, that may or may not have been executed by Executive and the Company, but which Executive and the Company agree is hereby terminated, void and of no further force or effect. Except for that certain Stock Option Agreement, of even date herewith, between the Company and Executive, the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.





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          11.03  Withholding Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

          11.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto.

          11.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          11.06 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

          11.07 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to (i) any corporation, firm or other business entity which controls the Company, specifically including Americable, Inc., presently the sole shareholder of the Company, and North Star Universal, Inc., presently the sole shareholder of Americable, Inc. and (ii) any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such





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assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this
Section 11.

          11.08 Notices. All communications and notices provided under this Agreement or any instrument executed pursuant hereto shall be in writing and sent by first class certified mail, and if to the Company, addressed and delivered to it at:

     Transition Engineering, Inc.
     7448 West 78th Street
     Minneapolis, MN 55439

With a copy to:

     North Star Universal, Inc.
     610 Park National Bank Building
     5353 Wayzata Boulevard
     St. Louis Park, Minnesota 55416
     Attention:  President

and if addressed or delivered to Executive at:

     Gary M. Doan
     7244 York Avenue, No.  223
     Edina, MN 55435

or to any party at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed properly addressed, shall be deemed given on the third business day after mailing postage prepaid.

          11.09 Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5, 7, 8 and 9.03. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and that such relief may be granted without the necessity of proving actual damages. This provision with respect to injunctive relief shall, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.





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     IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date set forth in the first paragraph.

                               TRANSITION ENGINEERING, INC.


                               By:     /s/
                                  -----------------------------

                                       /s/ Gary M. Doan
                                  -----------------------------
                                           Gary M. Doan





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                              EMPLOYMENT AGREEMENT

                                  "EXHIBIT A"



                                                        MAXIMUM BONUS AS
      PERCENTAGE OF                                     A PERCENTAGE OF
     TARGET ACHIEVED                                      BASE SALARY
     ---------------                             -----------------------------

      Less than 80%                                               0%
         80 - 100%                                           0 - 10%
        101 - 120%                                          11 - 20%
        121 - 130%                                          21 - 30%
        131 - 140%                                          31 - 40%


Target operating profit for the twelve months ended December 31,


                 1992 . . . . . . . . . . . . . .    $750 000

                 1993 . . . . . . . . . . . . . .    The greater of $900,000 or
                                                     125% of the actual operating
                                                     profit for 1992.

                 1994 . . . . . . . . . . . . . .    The greater of $1,125,000 or
                                                     125% of the actual operating
                                                     profit for 1993.


Operating profit is defined as Revenues less all costs except for internal interest allocations in excess of $30,000 for 1992, federal and state income taxes and gains on the sale of assets. Internal interest allocations for 1993 and 1994 will be based on market rates and additional capital invested by Americable Inc. or North Star Universal, Inc. in the Company.